Exhibit 99.1
PLUMAS BANCORP REPORTS 2008 PROFITS
QUINCY, California, January 23, 2009 — Plumas Bancorp, (NasdaqCM:PLBC), a bank holding company and the parent company of Plumas Bank, today announced that, following a significant increase in it’s loan loss provision during the fourth quarter, it earned $304 thousand ($0.06 per diluted share) for the year ended December 31, 2008. This represents a decline of $3.9 million from the $4.2 million ($0.84 per diluted share) earned during the year ended December 31, 2007. For the fourth quarter ended December 31, 2008 the company recorded a net loss of $1.4 million ($0.28 per diluted share) compared to a net income of $0.9 million ($0.17 per diluted share) during the fourth quarter of 2007.
The primary driver of the decrease in earnings for both the year and the quarter were the significantly higher levels of loan loss provision recorded by the company in 2008. During the fourth quarter ended December 31, 2008 the company recorded a provision for loan losses of $2.9 million, an increase of $2.6 million over the $0.3 million recorded during the fourth quarter of 2007. For the year ended December 31, 2008 the company recorded a provision for loan losses of $4.6 million compared to $0.8 million for the year ended December 31, 2007.
Douglas N. Biddle, president and chief executive officer, remarked, “Although our increased provision for loan losses significantly impacted our 2008 earnings, our overall operating results allowed us to remain profitable. We continue to benefit from our ability to maintain our net interest margins during this period of highly volatile market conditions. In addition, the company continues to focus on the pro-active identification of credit weaknesses by devoting significant resources to identify and resolve our credit quality issues.” Biddle concluded, “Frankly, our financial results for 2008 are below our expectations and have definitely been impacted by the most challenging economic environment our country has faced in several decades. However, our underlying business operations remain strong, despite the economic uncertainty our nation faces in the near term. Our capital ratios continue to exceed regulatory guidelines for well-capitalized institutions. This provides a sound foundation from which we can build upon to support expansion initiatives in the state of Nevada, Redding, California and our government-guaranteed lending programs during 2009 and beyond.”
As a result of the additional provisioning, the Company’s allowance for loan losses increased to $7.2 million at December 31, 2008 from $4.2 million at December 31, 2007. As a percentage of total loans the allowance for loan losses increased from 1.19% at December 31, 2007 to 1.97% at December 31, 2008. During the fourth quarter of 2008 the Company identified an additional $23.7 million of nonperforming loans for which $2.9 million in specific reserves were established. In addition, a $0.6 million charge was recorded to reflect a decline in the current fair value of foreclosed real estate holdings previously taken into other real estate owned.

Shareholders’ Equity
Total shareholders’ equity declined by $1.7 million from $37.1 million at December 31, 2007 to $35.4 million at December 31, 2008. This decline primarily reflects the effects of the cash dividends paid and common stock repurchases offset by the net income. During 2008 we repurchased 106,267 shares of common stock for $1.2 million and paid cash dividends totaling another $1.2 million. Book value per share decreased to $7.42 at December 31, 2008 from $7.63 at December 31, 2007. Plumas Bank’s total risk-based capital ratio decreased from 12.5% at December 31, 2007 to 12.1% at December 31, 2008. The minimum total risk based capital ratio to be considered well capitalized is 10.0%.
Andrew J. Ryback, executive vice president and chief financial officer, commented, “Our capital position remains strong. Plumas Bank’s capital ratios have been and continue to be in excess of those required to be considered “well capitalized”, the FDIC’s highest designation. With total qualifying capital of $48 million, Plumas Bank exceeds the minimum qualifying capital required to maintain the “well capitalized” designation by over $8 million, or 20%.”
Loans, Deposits and Borrowings
Net loans increased by $10 million, or 3% from $349 million at December 31, 2007 to $359 million at December 31, 2008. During the same period, deposits declined by $20 million to $371 million. The decline in deposits primarily relates to the maturity of higher rate time certificates of deposit. The Company’s loan to deposit ratio increased to 98.5% at December 31, 2008 from 90.1% a year earlier. In order to fund the growth in loans while deposits were declining and to take advantage of favorable interest rates, borrowings increased by $26.5 million from $7.5 million at December 31, 2007 to $34 million at December 31, 2008.
Net Interest Income and Net Interest Margin
Net interest margin remains strong at 4.99% for the year ended December 31, 2008, down from 5.18% during 2007. Net interest income before provision for loan losses totaled $20.1 million during 2008, a decrease of $1.7 million or 8% as compared to the year ended December 31, 2007. This decrease resulted from a decline in interest income of $4.8 million or 16%, mostly offset by a 37% decrease in interest expense from $8.5 million during 2007 to $5.4 million during the current year. The decline in interest income and expense is primarily related to market interest rate changes during the comparison periods reflective of the 400 basis point decline in Federal fund rates during 2008. In addition, the Company’s cost of funds has benefited from the maturity of higher rate time deposits during 2008
For the fourth quarter ended December 31, 2008 net interest income before provision for loan losses totaled $4.7 million, a decline of $660 thousand or 12% from the $5.4 million earned during the fourth quarter of 2007. Net interest margin declined 45 basis points from 5.15% for the quarter ended December 31, 2007 to 4.70% for the quarter ended December 31, 2008. The decrease in margin includes both the decline in market rates during the period and the effect of the increase in nonperforming loans during the fourth quarter of 2008.

Asset Quality
Nonperforming loans at December 31, 2008 were $26.7 million (7.31 % of total loans), an increase of $24.1 million over the $2.6 million (0.75% of total loans) balance at December 31, 2007. Robert T. Herr, executive vice president and chief credit officer, commented, “As a community focused local bank we have developed strong relationships which have allowed us to have constructive dialogue with our borrowers that have been significantly impacted by the real estate and general economic slowdown. This has enhanced our ability to work with these customers through these challenging times.” The increase in nonperforming loans is primarily related to four separate loan relationships which are secured by commercial real estate. These loans are considered impaired and we have provided specific reserves against these loans resulting in the loans being carried at their estimated fair value. Nonperforming assets (which is comprised of nonperforming loans, discussed above, plus repossessed vehicles and foreclosed real estate) at December 31, 2008 were $31.0 million, an increase of $27.8 million over the $3.2 million balance at December 31, 2007. Nonperforming assets includes foreclosed real estate of $4.1 million at December 31, 2008 compared to $402 thousand at December 31, 2007.
The Company increased its provision for loan losses from $800 thousand during the year ended December 31, 2007 to $4.6 million during the current year. For the three months ended December 31, 2008 the provision for loan losses totaled $2.9 million an increase of $2.6 million over the $300 thousand recorded during the fourth quarter of 2007. As a percentage of total loans the allowance for loan losses has increased from 1.19% at December 31, 2007 to 1.97% at December 31, 2008.
Net charge-offs during 2008 totaled $1.6 million, an increase of $1.1 million from the $506 thousand incurred during the year ended December 31, 2007. Net charge-offs as a percentage of average loans totaled 0.45% during 2008 up from 0.14% for the year ended December 31, 2007.
Based on an evaluation of the credit quality of the loan portfolio, delinquency trends and charge-offs we believe the allowance for loan losses at December 31, 2008 to be adequate to provide for the probable losses in the portfolio.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of December 31,		Dollar	Percentage
	2008	2007	Change	Change
ASSETS
Cash and due from banks	$18,791	$13,207	$5,584	42.3%
Federal funds sold	—	—	—	—
Investment securities	38,374	55,292	(16,918)	-30.6%
Loans, net of allowance for loan losses	359,072	349,302	9,770	2.8%
Premises and equipment, net	15,764	14,666	1,098	7.5%
Intangible assets, net	821	1,037	(216)	-20.8%
Bank owned life insurance	9,766	9,428	338	3.6%
Real estate and vehicles acquired through foreclosure	4,277	537	3,740	696.5%
Accrued interest receivable and other assets	10,310	9,646	664	6.9%

Total assets	$457,175	$453,115	$4,060	0.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$371,493	$391,940	$(20,447)	-5.2%
Short-term borrowings	34,000	7,500	26,500	353.3%
Accrued interest payable and other liabilities	5,935	6,226	(291)	-4.7%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	421,738	415,976	5,762	1.4%
Shareholders’ equity	35,437	37,139	(1,702)	-4.6%

Total liabilities and shareholders’ equity	$457,175	$453,115	$4,060	0.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE YEAR ENDED DECEMBER 31,	2008	2007	Change	Change
Interest income	$25,440	$30,284	$(4,844)	-16.0%
Interest expense	5,364	8,536	(3,172)	-37.2%

Net interest income before provision for loan losses	20,076	21,748	(1,672)	-7.7%
Provision for loan losses	4,600	800	3,800	475.0%

Net interest income after provision for loan losses	15,476	20,948	(5,472)	-26.1%
Non-interest income	5,091	5,448	(357)	-6.6%
Non-interest expenses	20,475	19,671	804	4.1%

Income before income taxes	92	6,725	(6,633)	-98.6%
Provision (benefit) for income taxes	(212)	2,502	(2,714)	-108.5%

Net income	$304	$4,223	$(3,919)	-92.8%

Basic earnings per share	$0.06	$0.85	$(0.79)	-92.9%

Diluted earnings per share	$0.06	$0.84	$(0.78)	-92.9%

			Dollar	Percentage
FOR THE THREE MONTHS ENDED DECEMBER 31,	2008	2007	Change	Change
Interest income	$5,794	$7,475	$(1,681)	-22.5%
Interest expense	1,058	2,079	(1,021)	-49.1%

Net interest income before provision for loan losses	4,736	5,396	(660)	-12.2%
Provision for loan losses	2,910	300	2,610	870.0%

Net interest income after provision for loan losses	1,826	5,096	(3,270)	-64.2%
Non-interest income	1,326	1,453	(127)	-8.7%
Non-interest expenses	5,544	5,238	306	5.8%

Income (loss) before income taxes	(2,392)	1,311	(3,703)	-282.5%
Provision (benefit) for income taxes	(1,034)	447	(1,481)	-331.3%

Net income (loss)	$(1,358)	$864	$(2,222)	-257.2%

Basic earnings (loss) per share	$(0.28)	$0.18	$(0.46)	-255.6%

Diluted earnings (loss) per share	$(0.28)	$0.17	$(0.45)	-264.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2008	2007
AVERAGE BALANCES FOR THE YEAR ENDED
Assets	$447,720	$464,974
Earning assets	$402,192	$419,591
Loans	$355,416	$353,384
Deposits	$382,279	$403,772
Equity	$37,343	$37,041

CREDIT QUALITY DATA
Allowance for loan losses	$7,224	$4,211
Allowance for loan losses as a percentage of total loans	1.97%	1.19%
Nonperforming loans	$26,741	$2,632
Nonperforming assets	$31,018	$3,169
Nonperforming loans as a percentage of total loans	7.31%	0.75%
Nonperforming assets as a percentage of total assets	6.78%	0.70%
Year-to-date net charge-offs	$1,587	$506
Year-to-date net charge-offs as a percentage of average loans	0.45%	0.14%

SHARE AND PER SHARE DATA
Basic earnings (loss) per share for the quarter	$(0.28)	$0.18
Diluted earnings (loss) per share for the quarter	$(0.28)	$0.17
Quarterly weighted average shares outstanding	4,780	4,913
Quarterly weighted average diluted shares outstanding	4,787	4,946
Basic earnings per share, year-to-date	$0.06	$0.85
Diluted earnings per share, year-to-date	$0.06	$0.84
Year-to-date weighted average shares outstanding	4,817	4,963
Year-to-date weighted average diluted shares outstanding	4,835	5,005
Book value per share	$7.42	$7.63
Cash dividends paid per share, year-to-date	$0.24	$0.30
Total shares outstanding	4,775	4,869

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average equity	(14.5)%	9.1%
Annualized return (loss) on average assets	(1.2)%	0.74%
Net interest margin	4.70%	5.15%
Efficiency ratio	91.5%	76.5%

YEAR END KEY FINANCIAL RATIOS
Return on average equity	0.8%	11.4%
Return on average assets	0.07%	0.91%
Net interest margin	4.99%	5.18%
Efficiency ratio	81.4%	72.3%
Loan to Deposit Ratio	98.5%	90.1%
Total Risk-Based Capital Ratio	12.2%	12.7%